As filed with the Securities and Exchange Commission on May 21, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALEXANDERS INC
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0100517 (I.R.S. Employer Identification No.)
210 Route 4 East
Paramus, New Jersey 07652
(Address of Principal Executive Offices)

2026 Omnibus Stock Plan of Alexander’s, Inc.

(Full Title of the Plan)

Steven J. Borenstein
210 Route 4 East
Paramus, New Jersey 07652
(Name and Address of Agent for Service)

(201) 587-8541
(Telephone Number, Including Area Code, of Agent for Service)

Copies of communications, including communications sent to agent for service, should be sent to:

Kristina Trauger, Esq.
Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
(212) 903-9014

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐ Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT
Pursuant to this Registration Statement on Form S-8, (the “Registration Statement”), Alexander’s, Inc. (the “Registrant” or “Alexander’s”) is registering 500,000 shares of Common Stock, par value $1.00 per share, of the Company (the “Shares”), that may be issued under the Company’s 2026 Omnibus Stock Plan (the “2026 Plan”), which was approved by shareholders on May 21, 2026 (the “Effective Date”). Of the 500,000 Shares being registered hereunder, 477,121 Shares represent shares that remained available for issuance under Alexander’s, Inc. 2016 Omnibus Stock Plan (the “2016 Plan”) as of the Effective Date, and no additional awards will be made under the 2016 Plan. The 2026 Plan replaces the 2016 Plan for awards granted on or after the Effective Date, but the adoption and effectiveness of the 2026 Plan will not affect the terms or conditions of any outstanding grants under the 2016 Plan prior to the Effective Date. In addition, Shares subject to Awards granted under the 2016 Plan that were outstanding as of May 21, 2026 and that for any reason expire unexercised, or are forfeited, terminated or cancelled, in whole or in part, or are paid in cash in lieu of common shares shall become eligible for issuance under the 2026 Plan.
PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:
(a)Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001- 06064);
(b)Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 (File No. 001- 06064);
(c)Current Reports on Form 8-K dated March 9, 2026, March 31, 2026 and May 21, 2026; and
(d)The description of the Registrant’s common stock contained in Exhibit 4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (File No. 001-06064).
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this registration statement shall be deemed to be incorporated herein by reference and to be part of this Registration Statement from the date of filing of such documents, provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
The Shares are registered under Section 12(b) of the Exchange Act.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Indemnity and insurance
Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant has powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.
The Registrant’s Certificate of Incorporation provides that the Registrant’s officers and directors will be indemnified to the fullest extent permitted by Delaware law. In addition, to the fullest extent permitted by Delaware law, no director of the Registrant shall be personally liable to the Registrant or the stockholders for monetary damages for breach of the director’s fiduciary duty. Such provision does not limit a director’s liability to the Registrant or its stockholders resulting from: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit.
The Registrant’s Certificate of Incorporation provides that the Registrant shall pay the expenses incurred by an officer or a director of the Registrant in defending a civil or criminal action, suit, or proceeding involving such person’s acts or omissions as an officer or a director of the Registrant if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant or its stockholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Unless ordered by a court, indemnification of an officer shall be made by the Registrant only as authorized in a specific case upon the determination that indemnification of the officer or director is proper under the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made (i) by majority vote of the directors of the Registrant who are not parties to the action, suit or proceeding, (ii) by independent legal counsel in a written opinion, or (iii) by the stockholders of the Registrant. The Registrant’s Certificate of Incorporation authorizes the Registrant to pay the expenses incurred by an officer or a director in defending a civil or criminal action, suit, or proceeding in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of such person to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified by the Registrant.
The Registrant has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is liable as a director of the Registrant, or is or was serving, at the request of the Registrant, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, regardless of whether the Registrant would have power to indemnify him against such liability.
The Registrant has purchased a policy of directors’ and officers’ insurance that insures both the Registrant and its officers and directors against expenses and liabilities of the type normally insured against under such policies, including the expense of the indemnifications described above.

ITEM 8. EXHIBITS.
3.1    Amended and Restated Certificate of Incorporation. Incorporated herein by reference from Exhibit 3.1 to the registrant’s Registration Statement on Form S-3 filed on September 20, 1995
3.2    Amended and Restated By-laws. Incorporated herein by reference from Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on May 20, 2022
4.1    Registrant’s 2026 Omnibus Stock Plan. Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2026.
5.1*    Opinion of Linklaters LLP
15.1*    Letter of Awareness of Deloitte & Touche LLP
23.1*    Consent of Linklaters LLP (included in its opinion filed as Exhibit 5.1)
23.2*    Consent of Deloitte & Touche LLP
24.1*    Powers of Attorney (included on signature page)
107*    Filing Fee Table
*    Filed herewith.
ITEM 9. UNDERTAKINGS.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1)(i) and (a) (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Alexander’s, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paramus, the State of New Jersey, on May 21, 2026.
ALEXANDER’S, INC.
(Registrant)

By:	/s/ Gary Hansen
Name:	Gary Hansen
Title:	Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Steven Roth, Gary Hansen, Michael J. Franco, Thomas J. Sanelli and Steven J. Borenstein, and each of them (so long as each such individual is an employee or officer of Alexander’s Inc. or an affiliate of Alexander’s Inc.), his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

By:	/s/Steven Roth	Chairman of the Board of Directors and	May 21, 2026
	(Steven Roth)	Chief Executive Officer
(Principal Executive Officer)

By:	/s/Gary Hansen	Chief Financial Officer	May 21, 2026
	(Gary Hansen)	(Principal Financial and Accounting Officer)

By:	/s/Thomas R. DiBenedetto	Director	May 21, 2026
(Thomas R. DiBenedetto)

By:	/s/David Mandelbaum	Director	May 21, 2026
(David Mandelbaum)

By:	/s/Mandakini Puri	Director	May 21, 2026
(Mandakini Puri)

By:	/s/Wendy Silverstein	Director	May 21, 2026
(Wendy Silverstein)

By:	/s/Arthur Sonnenblick	Director	May 21, 2026
(Arthur Sonnenblick)

By:	/s/Russell B. Wight Jr.	Director	May 21, 2026
(Russell B. Wight Jr.)